Exhibit 10.1

Certain information marked as *** has been excluded from the contract because it is both not material and is the type that the registrant treats as private or confidential

Acquisition Agreement of Specific Subsidiaries of Senmiao Technology Limited

The Acquisition Agreement of Specific Subsidiaries of Senmiao Technology Limited (hereinafter referred to as “this Agreement”) is made and entered into in Chengdu City on December 31, 2025 by and among:

Party A: Senmiao Technology Limited (hereinafter referred to as “the Transferor”) Registered address: Nevada, USA

Party B: Hu Mao Sheng Tang Holdings Limited (hereinafter referred to as “the Purchaser”) Registered address: ***

Party C-1: Sichuan Senmiao Yicheng Assets Management Co., Ltd.

Unified social credit code: ***

Legal representative: ***

Registered address: ***

Party C-2: Sichuan Senmiao Zecheng Business Consulting Co., Ltd.

Unified social credit code: ***

Legal representative: ***

Registered address: ***

Party C-1 and Party C-2 are collectively referred to as “Party C.”

WHEREAS, The Transferor intends to transfer all the equities Party C and their investees. The Purchaser intends to acquire all the equities of the Target Companies as held by the Transferor.

The following agreement (hereinafter referred to as “this Agreement”) is made and entered into by and between the parties hereto on the principle of equality, mutual benefit and honesty after amicable consultation:

Article I Definition and Interpretation

1.1 Unless otherwise specified in the terms under this Agreement and in the context, the following terms and expressions shall have the meaning set forth below:

Transferor:	Senmiao Technology Limited.

Purchaser:	Hu Mao Sheng Tang Holdings Limited.

Target Companies:	Party C and their investees

China:	Refers to the People’s Republic of China; for the purpose of this Agreement, it excludes Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region.

Confidential information:	Refers to the following information, no matter whether it is recorded in tangible medium or is in oral form and is not published: (i) Every party’s information about management, finance, business and clients as known by the rest parties by negotiating the transactions under this Agreement; (ii) Negotiations and drafting of relevant documents on the transactions herein by the parties hereto; (iii) Contents of the documents signed by various parties and performance of documents, including the dispute resolution documents (if any); (iv) Information about the Target Companies’ organization, management, finance, business and clients; (v) Information that is requested explicitly and in writing by one party to keep confidential; (vi) Other information that shall be kept confidential according to the provisions of Chinese laws or requested explicitly and in writing by various parties after reaching a consensus.

Force majeure:	Refers to the objective circumstances that cannot be predicted, avoided or overcome by the parties herein, including but not limited to change of laws, adjustment of the Chinese government’s policies, war, riot, rebellion, military or civilian rebellion, disturbance, insurrection, revolt, lockdown, embargo, strike, shutdown, infectious disease, fire disaster, flood, earthquake, abnormal business shutdown of stock exchange, etc.

Chinese laws:	Refer to the Chinese laws and regulations that are in force at present, such as laws, administrative regulations, judicial interpretations, local regulations and rules, department rules and normative documents as well as the revisions and supplementations made against such laws and regulations from time to time.

Workdays:	Refer to any day of China’s legal working day.

1.2 Interpretation The terms of this Agreement and their titles are set for the sake of convenience and reading and do not influence the interpretation and meaning of this Agreement. The subject under this Agreement includes not only company but also unincorporated organization, and vice versa.

Article II Declarations and Commitments of Various Parties

2.1 Declarations and commitments of various parties

2.1.1 Various parties under this Agreement hereby declare:

(1) They have the full power and authorization to sign this Agreement and other project documents under which they serve as a party, and to perform the obligations under such documents;

(2) The signature and performance of this Agreement or other project documents under which they serve as a party will not violate any agreement under which they serve as a party or that binds on them;

(3) The parties abide by all key laws, rules, regulations, decrees, orders and all their interpretations by the government that has the right of jurisdiction over them and their business, finance or operation or their properties;

(4) Their representatives signing this Agreement are affirmed by the valid power of attorney or valid certificate of legal representative to have been granted the full right to sign this Agreement and other project documents under which they serve as a party;

(5) All data provided by either party to other parties with regard to assets, business, finance and other business aspects according to this Agreement are true, accurate and complete in all major aspects.

2.1.2 The Transferor and the Target Companies hereby make the following special commitment:

(1) They have disclosed truthfully and completely the financial statements (see Appendix I) as of October 31, 2025 (hereinafter referred to as “the Base Date”).

(2) The Target Companies have lawfully acquired the licenses, qualifications and permits required by businesses. The businesses shall be carried out by always and continuously following their articles of association and all applicable laws.

(3) The accumulated salary, social insurance, housing accumulation fund, etc.( hereinafter referred to as “the Historical Compensations”), with the total amount of RMB [2,516,946.01] (see Appendix II) which the Target Companies shall pay to the employees prior to the date of delivery shall be borne by the Transferor. Should the Target Companies be requested to pay the employee salary, social insurance, housing accumulation fund, etc. generated prior to the date of delivery after the date of delivery, the Transferor shall make treatment immediately in order to avoid any influence on the Target Companies. The Target Companies shall bear the salary, social security, housing accumulation fund, etc. which should be paid to employees other than the Historical Compensations mentioned above.

(4) The accumulated rent payable to the landlord of the office located in Chengdu, Sichuan and the reimbursement expenses payable to employees of the Target Companies (hereinafter referred to as “Historical Expenses”), with the total amount of RMB [1,108,195.49] prior to the date of delivery (see Appendix II) shall be borne by the Transferor.

(5) As of the date of signing this Agreement, the registered capital of Party C-1 is USD50 million, and the cumulative paid in capital of Party A is USD5.95 million (equivalent to RMB38,964,430.00); the registered capital of Party C-2 is RMB 80 million, and the cumulative paid in capital of Party A is RMB60,704,886.08. If the Purchaser and the Target Companies carry out subsequent procedures involving changes in registered capital after the signing of this Agreement, the Transferor shall cooperate unconditionally. If the Purchaser fails to make full and timely contributions, the Transferor shall bear supplementary responsibility for the unsettled part of the Purchaser.

(6) If the Target Companies has any undisclosed debts and defective capital contribution, etc. prior to the date of delivery, which leads to any loss to the Purchaser and the Target Companies after the date of delivery, the Purchaser and the Target Companies shall have the right to recover the loss arising therefrom from the Transferor.

(7) Except as expressly set forth in this Agreement, the Transferor shall not be liable for any losses, damages, claims, or expenses arising out of or in connection with the Target Companies, including without limitation any liabilities arising from acts, omissions, or circumstances occurring before or after the date of delivery.

(8) Except for the representations and obligations expressly set forth in this Agreement, the Transferor makes no other representation or warranty, express or implied, and no obligation or liability shall be implied by law or otherwise.

2.1.3 The Purchaser’s declarations and commitments

(1) The Purchaser hereby commits that the source of the purchase capital paid under this Agreement is legal and free from the possibility where the capital above is confiscated by the responsible government authority or claimed by any third party.

(2) The Purchaser hereby commits that it, on the basis of the due diligence carried out for the Target Companies, recognizes the financial and taxation treatment mode of the Target Companies. The subsequent financial and taxation issues shall be treated and borne by the Purchaser at its sole discretion and are not related to the Transferor.

2.2 Restatement The parties hereto restate that each statement that they make according to 2.1 of this Agreement on the Base Date, signature date of this Agreement and date of change registration upon the completion of transaction is true in all aspects.

Article III Purchase

3.1 The transfer object under this Agreement is 100% equities of the Transferor and relevant rights and interests of the Target Companies (hereinafter referred to as “the target equities”) (“this transaction”).

3.2 The parties hereto agree the Target Companies’ creditor’s rights and debts as of the Base Date are treated according to the following mode:

(1) The Historical Compensations and Historical Expenses with total amount of RMB [3,625,141.50] shall be borne by the Transferor. The Transferor hereby commits to pay off the balances payable mentioned above prior to December 31, 2025.

(2) The Target Companies and the Transferor, other companies in which the Transferor holds equities, and specific third parties shall sign relevant debt and credit transfer agreements, debt exemption agreements, etc. (see Appendix III). The above agreement shall be accompanied by a copy sent to the Purchaser on the date of delivery. In case of any disputes arising from the creditor’s rights and debts involved in such agreement after the date of delivery, the Transferor and the Target Companies shall handle them unconditionally and have nothing to do with the Purchaser. If the Purchaser suffers losses after the date of delivery due to the Transferor’s reasons, the Purchaser has the right to recover from the Transferor.

(3) The Target Companies’ other debts except for the items above which disclosed to the Purchaser (hereinafter referred to as “the to-be-repaid debts”) shall be borne by the Purchaser (enclosed by another list). If some to-be-repaid debts become mature earlier than expected by this transaction, the Purchaser shall still be responsible for repayment. If the Purchaser fails to repay and treat the to-be-repaid debts in time, causing any loss to a third party, the Purchaser shall bear the responsibilities arising therefrom.

Except for the debts disclosed in the financial statements on the Base Date, all parties agree to use the financial information of the Target Companies as of December 31, 2025, after considering the above adjustments, as the basis for the assets and liabilities of the Target Companies; If there are any debts that exist before December 31, 2025 but have not been disclosed to the Purchaser, the Transferor shall bear the responsibility on its own.

3.3 All parties confirm that the acquisition by the Purchaser under this Agreement is a debt based acquisition, and the purchase consideration of the target equities held by the Transferor as purchased by the Purchaser from the Transferor is RMB [0].

3.4 All parties confirm that the signing off date of this Agreement is the “Delivery Date”. The equity held by the Transferor in the Target Companies and its rights belong to the Purchaser, while the Target Companies’ all rights and obligations generated after the Delivery Date shall be borne by the Purchaser. Upon completion of the Closing, except as expressly provided in this Agreement, the Transferor shall have no further obligations or liabilities of any kind whatsoever in respect of the Target Companies, and the Buyer hereby irrevocably releases and forever discharges the Transferor from any and all claims, demands, causes of action, losses, liabilities or obligations of any nature, whether known or unknown, arising out of or in connection with the Target Companies. From and after the Delivery Date, all risks, liabilities, obligations, and responsibilities relating to the Target Companies, whether known or unknown, accrued or contingent, shall be solely borne by the Buyer, and the Seller shall not bear any responsibility in connection therewith.

3.5 Arrangement from the Base Date to the Delivery Date: If the Transferor or its legal representative lends (deals with intercourse fund) capital to the Target Companies after the Base Date for paying the liabilities and expenses that shall be borne by the Purchaser, the Target Companies or the Purchaser shall refund such funds to such lender before the date of delivery as per 3.2 of this Agreement.

3.6 The Transferor and the Target Companies hereby commit to the Purchaser that, from the date of signature of this Agreement to the Delivery Date (hereinafter referred to as “the transition period”), before completing all legal change procedures of the Target Companies, the Transferor and the Target Companies, without the Purchaser’s prior written consent, shall not engage any of the following behaviors:

(1) Do not dispose of the Target Companies’ any existing property or document by any means or by allowing the Target Companies to do so, unless otherwise specified in this Agreement;

(2) Renegotiate on the equity transfer under this Agreement with any other third party;

(3) Allow the Target Companies to repay any debt that the Transferor shall repay with any of the existing property or provide guarantee of any form for any other third party’s debts;

(4) Purchase, dispose of or agree to purchase or dispose of any income, asset, business or set any encumbrance against such income, asset and business, or bear or generate or agree to bear or generate any debt, obligation or fee (no matter whether they have or may probably occur);

(5) Make any shareholder’s decision, except for the decision made for the purpose of this Agreement and any favorable actions in favor of the Purchaser according to the provisions of this Agreement;

(6) Modify or agree to terminate any major contract;

(7) Enter into any long-term, onerous, unusual or important agreement, arrangement or obligation;

(8) Any responsibility or claim is exempted, cancelled or combined;

(9) Agreement based on which any intellectual property right is cancelled or invalid is granted, modified and agreed or any agreement about the rights above is signed;

(10) Make any other behavior that does harm to the legitimate rights and interests of the Purchaser after receiving the equities of the Target Companies under this Agreement.

Article IV Obligations after Delivery

4.1 The Transferor hereby commits that it will, within three months after the Delivery Date, coordinate with the Purchaser to finish the statutory procedures of the changing of persons in charge, and staff responsible for taxation and finance (hereinafter referred to as “the Transferor’s designated responsible person”) of the Target Companies’ all branches. If the actual process of the statutory change procedure exceeds three months, the transferor and the acquirer shall negotiate in a friendly manner to agree on a new planned completion time. If the person in charge of the Purchaser’s branch needs changing, the Purchaser shall deal with it at its sole discretion and in such case, the Transferor agrees to help with introduction and offer coordination.

4.2 The Transferor hereby commits that it will, within [30] days after the date of delivery, transfer the Target Companies’ business system and data, financial system and data, business license, official seal and special seal for finance and special seal for contract, etc. to the Purchaser.

4.3 The Transferor hereby commits that it shall coordinate with the Transferor, as long as the Transferor proposes such requirements, including but not limited to sign relevant transfer agreements, handling the formalities for the ownership transfer of real estates, etc.

4.4 Upon completion of the Acquisition, the Transferor shall be fully and finally released from any and all obligations relating to the Target Companies, and the Purchaser shall not have any right to assert any claim, demand, or cause of action against the Transferor arising from or relating to the Target Companies or the transactions contemplated hereby.

Article V Taxes and Dues

5.1 Relevant taxes and dues that need paying for this transaction under this Agreement shall be borne by the parties herein respectively according to laws.

Article VI Confidentiality

6.1 Confidentiality

6.1.1 Within the term of this Agreement, the parties shall:

(1) Bear the obligations of holding the confidential information in strict confidence, and do not use the confidential information for any purpose other than the performance of this Agreement;

(2) The confidentiality term binds on any legal person and natural person subject to this Agreement, including the parties’ employees, directors, shareholders, consultants, agents or other representatives. If such legal person or natural person violates the confidentiality term, the responsible party shall bear violation responsibilities for other parties.

6.1.2 The provisions in 6.1.1 cease to apply to the information set forth below:

(1) Information that the receiving party has known prior to the disclosure by other parties according to the written records;

(2) Information that has been made or becomes public not by the receiving party’s breach of this Agreement;

(3) Information disclosed by the receiving party according to the requirements of the American laws or at the request of any securities regulatory organ or stock exchange or based on the market requirements; in such case, the receiving party shall provide relevant parties with the confidential information to be disclosed within a reasonable scope;

(4) Information developed by the receiving party independently without referring to any confidential information.

6.1.3 The parties shall urge the directors, senior clerks and other employees of their respective affiliates to abide by the confidentiality obligations listed in Article XI herein.

6.1.4 The parties shall be responsible for damages suffered by any party by breach of any provision in Article.

6.2 For the purpose of confidentiality information, the rights and obligations in Article XI and this Agreement shall remain valid continuously even after this Agreement is cancelled for ten years.

Article VII Force Majeure

7.1 If the parties hereto cannot perform their obligations herein as per the provisions of this Agreement by force majeure events, the affected parties can suspend performing their obligations within the term of delay caused by the force majeure, and the term shall be postponed automatically, which shall be equal to the term of suspension. In such case, the affected parties shall not be subjected to any punishment. The party claiming the influence of force majeure shall notify the rest parties in writing on a timely basis, and provide the proper and reasonable proof certifying its suffering of force majeure event (the proof shall, where properly, be verified or notarized). The party claiming the influence above shall also make all reasonable efforts to avoid the influence of force majeure.

7.2 In case of any force majeure events, the parties hereto shall try to bring forth a proper solution via amicable consultation immediately, and make all reasonable efforts to minimize the consequences caused by the force majeure events.

Article VIII Violation Liabilities

8.1 If this transaction fails by the Purchaser’s reason, the Purchaser shall unconditionally cooperate with the transferor and the Target Companies to complete all business change procedures and restore the original state. If this transaction fails by the Transferor’s cause, and both parties confirm that the purpose of this Agreement cannot be achieved, this Agreement may be terminated through mutual consultation and restored to its original state.

8.2 If any party under this Agreement violates any obligation, warranty or commitment under this Agreement, resulting in the failure in performing this Agreement or in performing this Agreement continuously, the default party shall be responsible for compensating other parties’ losses arising therefrom (including reasonable attorney fees). If all parties under this Agreement violate this Agreement, each default party shall bear their respective violation liabilities.

Article IX Cancellation of This Agreement

9.1 This Agreement shall be cancelled in any of the following circumstances:

(1) If a specific party engages in intentional fraud, concealment, misleading behavior, and causes losses to other parties;

(2) Various parties have finished performing their respective rights and obligations under this Agreement as per the provisions;

(3) All parties agree to terminate this Agreement after reaching consensus via amicable consultation.

Article X Dispute Resolution

Any dispute arising out of this Agreement, including the existence, effectiveness or cancellation of this Agreement (“the disputes”) shall be resolved first by all parties via amicable consultation. Any party can send a written notice on consultation and describing the nature of dispute to the rest parties at any time. If the dispute is not resolved in this manner, either party has the right to bring a lawsuit to the people’s court with jurisdiction in their respective locations.

Article XI Applicable Law

11.1 The conclusion, validity, effectiveness, interpretation and performance of this Agreement as well as all matters related to this Agreement shall be governed by the laws of China.

11.2 If any party is subjected to major adverse influence of economic benefits by the Chinese laws, regulations or rules promulgated after this Agreement takes effect or by the modification, interpretation or implementation mode of the existing Chinese laws, regulations or rules, the parties shall make negotiation as quickly as possible and endeavor to implement required adjustment to make various parties’ economic interests obtained from this Agreement are no lower than the economic benefits that they can obtain when the latest laws, regulations or rules are not promulgated, modified or interpreted or not implemented.

11.3 If the Target Companies probably obtains interests that are greater than those specified in this Agreement by the Chinese laws, regulations or rules promulgated after this Agreement takes effect or by the modification, interpretation or implementation mode of the existing Chinese laws, regulations or rules, the parties shall make negotiation as quickly as possible and endeavor to implement required adjustment to make the Target Companies obtain the interests above.

Article XII Supplementary Provisions

12.1 Non-waiver

Any party’s failure or delay in exercising any right, power or privilege under this Agreement or the appendix herewith shall not be seen as a waiver of such right, power or privilege. Any single or partial exercising of such right, power or privilege does not hinder the party’s further exercising of such right, power or privilege in the future.

12.2 Restraining force

The parties hereto can revise or supplement any content under this Agreement after their respective representatives sign the corresponding written document.

12.3 Severability

If any one or several terms listed in this Agreement becomes invalid, illegal or non-executable in any aspect according to any Chinese laws, the terms above do not affect the validity, legality and execution of the rest terms herein in any aspect.

12.4 Language

This Agreement is signed in Chinese and is executed in quintuplicate with each party holding one.

12.5 Effectiveness and integrity of this Agreement

This Agreement takes effect once signed and stamped by all parties. All parties herein can modify this Agreement by signing a supplementary agreement. After this Agreement takes effect, this Agreement constitutes the entire agreement on the subject matter among the parties herein upon delivery and shall supersede all the original oral or written agreements and MOUs concluded by and among the parties regarding the subject matter herein.

12.6 Official documents

If the Agreement of the required format and version needs signing separately for this transaction at the request of the registration organ (hereinafter referred to as “the official documents”), all parties under this Agreement shall offer active coordination. In case of any discrepancy between the official documents and this Agreement, the latter shall prevail.

(No text hereunder)

(No text on this page, signature page of Acquisition Agreement of Specific Subsidiaries of Senmiao Technology Limited.)

Party A: Senmiao Technology Limited

Representative (signature):

Party B: Hu Mao Sheng Tang Holdings Limited

Representative (signature)

Party C-1: Sichuan Senmiao Yicheng Assets Management Co., Ltd. (seal)

Representative (signature):

Party C-2: Sichuan Senmiao Zecheng Business Consulting Co., Ltd. (seal)

Representative (signature):